Exhibit 5.1

BUILDERS FIRSTSOURCE, INC.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201

November 25, 2014

Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, TX 75201

Re:	Builders FirstSource, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

In my capacity as Senior Vice President and General Counsel of Builders FirstSource, Inc., a Delaware corporation (the “Company”), I am delivering this opinion in connection with the filing of a Registration Statement on Form S-3 with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), originally filed on November 6, 2014 (as amended, the “Registration Statement”).  The Registration Statement registers for offer and sale, from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, up to 24,344,584 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) by JLL Building Holdings, LLC (the “Selling Stockholder”).   The Registration Statement is also a post-effective amendment to a Registration Statement on Form S-3 (Reg. No. 333-192596) filed by the Company with the Commission on November 27, 2013, and declared effective on December 9, 2013 (the “Original Registration Statement”), that registered for offer and sale by the selling stockholder named therein an aggregate of 24,863,266 shares of Common Stock (the “Original Shares”) that have not yet been sold by such selling stockholder.  An opinion with respect to the Original Shares furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act was previously filed with the Commission.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I have examined, or have caused those acting under my supervision to examine, originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement; (ii) the Original Registration Statement; (iii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect and as certified by the Secretary of State of the State of Delaware; (iv) the Amended and Restated By-Laws of the Company, as currently in effect; (v) a specimen certificate representing the Common Stock; (vi) certain resolutions of the Board of Directors of the Company; (vii) the Securities Purchase Agreement, dated as of February 2, 2006, among Warburg Pincus Private Equity IX, L.P., JLL Partners Fund V, L.P., JLL Building Products, LLC (“Building Products”), and the members of Building Products; (viii) the Investment Agreement, dated as of October 23, 2009, among the Company, Warburg Pincus Private Equity IX, L.P., and JLL Partners Fund V, L.P. (as amended by Amendment No. 1 thereto, dated as of December 2, 2009); and (ix) the Registration Rights Agreement, dated as of January 21, 2010, among the Company, Warburg Pincus Private Equity IX, L.P., and JLL Partners Fund V, L.P.  I have also examined, or have caused those acting under my supervision to examine, originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

I am admitted to the bar in the State of New York, and I do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and I do not express any opinion as to the effect of any other laws on the opinion stated herein. The Shares may be issued or offered from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the Rules and Regulations under the Act, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, I am of the opinion that, with respect to any Shares to be offered by the Selling Stockholder pursuant to the Registration Statement, the Shares have been duly authorized by all corporate action on the part of the Company and were validly issued and are fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Donald F. McAleenan
Donald F. McAleenan
Senior Vice President and General Counsel

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